Integrated Marketing Professionals, Inc.

Letter To Shareholders

To All Shareholders:

Turnaround! That word best describes 1997 at Integrated Marketing Professionals, Inc. Turnaround; That was the goal of the new management team: Jim Muldowney, President of Casino Airlink, and myself. When we took control of Casino Airlink on December 8, 1996, we had the challenge of making Casino Airlink profitable. Our goal was to focus on increasing market penetration in our Florida departure cities and stop the losses incurred with the Midwest departure gateways. Our Florida customers are unique; they can travel midweek (Sunday through Thursday), assuring Casino Airlink full air charters seven days per week, plus they will travel to an exciting gaming destination year-round.

Highlights of changes in 1997 included:

Eliminated all Midwest departure cities to the Mississippi Gulf Coast Focused on Florida tour & travel marketplace Started scheduled air service in April 1997 from Tampa, Orlando, and Atlanta Invested $250,000 marketing dollars into new departure city: Atlanta, Georgia Increased marketing budget in all Florida cities, creating 30 second TV and 60 second radio ads Results for 1997 are $1,046,041 profit, including extraordinary income

Strategic planning also paid off for IMPI: we decided to reduce Casino Airlink's aircraft commitments from two planes to one in an effort to eliminate risk. The reduction in aircraft reduced casino junket revenue, but management felt it was important to
build   our   tour  and  travel  product  (casino  vacations   to
individuals). We accomplished that goal with our strategic alliance with Reno Air, offering daily scheduled service from Orlando, Tampa, and Atlanta, and charter service from Ft. Lauderdale, Palm Beach, and Ft. Myers, to the Mississippi Gulf Coast. We also implemented a "yield management" philosophy from all departure cities, which called for special promotional prices to fill seats on flights with low bookings. This philosophy maximized our profits.

The  results are more clearly reflected in the financial  section of  this annual report: 1997 Profits of $1,046,041 versus a  1996 loss of $1,569,964; and a 1997 per share value of $0.092 versus a per share loss of $0.42.

That's a turnaround.

IMPI's management team and employees from Casino Airlink and ReSer Corporation look forward to the challenges in the future; our team is dedicated to increasing profits, improving supplier and customer relations, and continuing to create a company of enthusiastic employees.

We thank you, our shareholders, for your support.

"Turnaround.   That  word  best  describes  1997  at   Integrated
Marketing Professionals, Inc".

Sincerely,

William Forhan, Chairman; CEO

Integrated Marketing Professionals, Inc.

Executive Summary

Integrated Marketing Professionals' challenge for 1998 is to promote the company to new investors, increase stock value, and complete a secondary offering; providing the cash required for acquisitions; and working capital to expand our two subsidiaries:
ReSer Corporation and Casino Airlink.

The   company  has  targeted  several  profitable  travel-related companies to acquire; these acquisitions will increase revenues and profits, plus provide synergism with Integrated Marketing
Professionals' current subsidiaries.

The corporate objective is to be a diversified holding company focusing on TRAVEL - RELATED industries.

Integrated Marketing Professionals, Inc.

Subsidiary Information

Subsidiary Information: ReSer Corp.

ReSer Corp. is an ARC appointed travel agency that specializes in planning, organizing, and presenting educational seminars to travel agents across the United States.

In 1997, ReSer held 40 seminars to which over 2,000 agents attended to learn about Latin America, Florida, Mexico, and Colorado.

Another major activity at ReSer is to process reservations for tour operators. The expansive hardware and software owned by ReSer is perfect for small tour operators who do not wish to have the overhead expenses of their own reservation center.

During 1997, ReSer was brought on-line with the Casino Airlink operations center in Clearwater, Florida, providing effective disaster recovery both from a system and telephone reservation standpoint. In the fourth quarter of 1997, ReSer began accepting Casino Airlink reservations from clients in Georgia, North Carolina, and South Carolina.

Subsidiary Information: Casino Airlink

Casino Airlink is a wholesale travel company that is currently the exclusive provider of packaged casino vacations from five cities in Florida and from Atlanta, Georgia to the Mississippi Gulf Coast. Casino Airlink's travel packages include non-stop, round-trip jet service, destination airport transfers, ground handling, 2-3 night deluxe hotel accommodations, nightly buffet meals, and access to 24-hour Las Vegas style gaming and entertainment.

Casino  Airlink  offers  air service from  Ft.  Lauderdale,  Palm
Beach, Orlando, Tampa, Ft. Myers, and Atlanta, Georgia. A total of 75 flights operate round-trip monthly.

Casino Airlink promotes its packages via television and radio advertising, travel agent faxes, and weekly newspaper ads in Sunday travel sections. The customers call Casino Airlink's reservations offices in Tampa or Atlanta, or their local travel agent to book their travel dates. Casino Airlink sends travel documents via mail, and greets all travelers upon arrivals in Gulfport, Mississippi.

Casino   Airlink   delivered  over  85,000  passengers   to   the
Mississippi Gulf Coast in 1997.

The future of Casino Airlink is to specialize in offering casino vacations to other gaming destinations: Tunica (Mississippi), Atlantic City, Las Vegas, and Reno, Nevada.

Integrated Marketing Professionals, Inc.

Market Conditions || Marketing Strategies

Market Conditions

Mississippi Gulf Coast

The travel industry is enjoying record growth and profits. The economy is strong and Americans have more disposable income with which to experience the excitement of travel.

Casino Airlink is capitalizing on the growth of retirees in Florida by offering a great travel value to the Mississippi Gulf
Coast, one of the fastest growing gaming destinations in the world.

The Mississippi Gulf Coast is expanding with new casinos, hotels, and enlarged convention centers. Legalized gambling has grown this sleepy village into an exciting resort destination that features 7,000 deluxe casino hotel rooms, 13 casinos open 24 hours per day, 19 challenging golf courses, and entertainment in hotel lounges and showrooms.

The Mississippi Gulf Coast is expanding and Casino Airlink intends to add new departure cities from the Carolinas, Texas, and other nearby states. Casino Airlink's goal is to maintain being the largest travel supplier to this exciting destination.

Marketing Strategies

Integrated Marketing Professionals' strategy for growth is to acquire companies in TRAVEL-RELATED industries and to grow the revenues and profits of Casino Airlink and ReSer Corporation.

Casino Airlink's growth will be generated by increasing current marketplaces and adding new departure gateways to the Mississippi
Gulf Coast.

ReSer Corporation's marketing strategy is to sell its teleservice capabilities to Convention & Visitor's Bureaus, and wholesale travel companies; plus continue expanding their destination travel seminars to travel agents.

Acquisitions,   of  travel-related  companies,   will   be   done
throughout 1998 utilizing cash and stock to acquire companies from the following industries:

Wholesale Travel

Corporate Travel

Incentive Travel

Retail Travel

Integrated Marketing Professionals, Inc.

Management Team

WILLIAM FORHAN,

Chairman; CEO of Integrated Marketing Professionals:

William Forhan's goal is to expand IMPI through Mergers and Acquisitions of travel-related companies. His responsibility is to improve shareholders' return on investment and provide the vision to grow revenues and net income.

JIM MULDOWNEY,

President; Casino Airlink:

Jim Muldowney's challenge is to grow Casino Airlink and increase its net income. The challenge is to find new markets interested in the Mississippi Gulf Coast, minimizing risk and maximizing market penetration.

SUE GUTTOWSKY,

Vice President; Casino Airlink:

Sue Guttowsky oversees the operations of Casino Airlink: reservations center, customer service, and coordination of air and hotel manifests to suppliers. Her responsibility starts with the customer's initial phone inquiries and extends through the traveler's completed trip.

TRICIA WYS,

Vice President; ReSer Corporation:

Tricia  Wys'  twenty years of experience in travel,  reservations
centers,  and  teleservices  are  an  asset  to  ReSer.  She   is
responsible for day-to-day operations and accomplishing the business plan goals.

Integrated Marketing Professionals, Inc.

Financial Information

Harvey Judkowitz

CERTIFIED PUBLIC ACCOUNTANT

14281 S.W. 74 Terrace (305) 387 - 2968

Miami, Florida 33183 Fax: (305) 383 - 1559

Independent Auditor's Report

I have audited the accompanying consolidated balance sheet of Casino Airlink, Inc. and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casino Airlink, Inc. and subsidiaries as of December 31, 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Certified Public Accountant

Miami, Florida

February 23, 1998

NOTE: The financial statements are included by reference to  Item
13 of the Form 10.

Integrated Marketing Professionals, Inc.

Notes To Consolidated Financial Statements

December 31, 1997

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Organization

The Company was formed in the state of Michigan on January 14, 1994, under the name of Integrated Marketing Professionals, Inc. to serve as a full service travel agency, specializing in cruises and tour packages. In October, 1995 the Company reincorporated in the state of Nevada and increased its authorized shares to 25,000,000, $0.10 par value shares. Accordingly, the shares already issued were split 100 to 1. In May, 1996 the Company purchased the outstanding capital stock of Dav-Jen, Inc., doing business under the name of Casino Airlink. Casino Airlink is a wholesale tour and travel company, which operates tours between Florida cities and Biloxi, Mississippi. The transaction has been treated as a purchase transaction in accordance with generally accepted accounting principles.

On October 31, 1996, the Company's name was changed to Casino Airlink, Inc. In November, 1996, the Company authorized the issuance of 2,000,000 shares of Series A Preferred stock and 1,700,000 shares of Series B Preferred stock. Each share of Preferred A stock carries a $0.10 par value, has voting rights and is convertible into two shares of common stock. Each share of Preferred B is convertible into one share of common stock. There are no voting rights associated with the Series B Preferred.

In December 1996, the Company purchased the outstanding capital stock of ReSer Corporation, a Georgia Corporation, engaged in the Travel Service and Seminar Business. This transaction has also been treated as a purchase transaction in accordance with generally accepted accounting principles.

Fixed Assets

Fixed assets are carried at cost. The Company provides depreciation over the estimated useful lives of fixed assets using the straight line method. Upon retirement or sale of fixed assets, their net book value is removed from the accounts and the difference between such net book value and proceeds received is recorded as income or loss. Expenditures for maintenance and repairs are charged to income while renewals and betterments are capitalized.

Estimated useful lives are as follows: Furniture: 7 years Office equipment: 5 years

Income Taxes

The Company has adopted SFAS 109. The Company has not made a provision for income tax purposes due to incurring losses since inception. The net losses of approximately $1,580,000 can be carried forward to offset future taxable income. The net operating loss carry forward begins to expire in 2009.

Revenue Recognition

The Company receives reservations for tours for future dates. The amount received is booked as unearned revenues and is not recognized as income until the tour actually occurs. At the date that the tour commences, the unearned revenues are taken into income and the estimated cost to complete the tour are accrued.

Intangible Assets

In connection with the purchase of Casino Airlink, the Company paid costs in excess of the net tangible assets acquired. (See
Note 6) The cost paid in excess of the net tangible assets is attributable to long-lived intangible assets having continuing value. These intangible assets will be amortized over their estimated useful lives, as follows:

Non compete agreement: 5 years Trademark: 10 years Customer lists: 7 years Goodwill: 40 years

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results may differ from those estimates.

Net Income Per Share

The Company has elected early adoption of SFAS 128, Earnings per Share issued by the Financial Accounting Standards Board. It replaces the presentation of primary and fully diluted EPS with basic and diluted EPS. Basic EPS excludes all dilution. It is based on the weighed average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Series A and Series B preferred shares were issued on December 7, 1996 and December 12, 1996, respectively.

NOTE 2: LEASES

Operating Leases

The Company leases office space in Ft. Lauderdale, Florida on a month to month basis. The Company also leases office facilities and certain equipment, in Clearwater, Florida, under non cancelable operating leases which expire at various dates through the year 2000, as follows:

1998: $105,000 1999: $110,000 2000: $57,500 Total: $272,500

Rent expense for the year ended December 31, 1997 was $101,040.

Capitalized Leases

The Company acquired office equipment under provisions of a long-term lease. Cost and accumulated amortization of such assets totaled $84,453. At December 31, 1997 future annual payments are as follows:

1998:$ 2,0691999:1,978Total:4,047Less current portion:2,069Amount due long-term:$ 1,978

NOTE 3: RECAPITALIZATION

The Company became a Nevada Corporation in late 1995 and restructured its capital stock to authorize 25,000,000 shares of common stock, $0.10 par value. The outstanding 5,000 shares of $1.00 par value thereby became 500,000 shares of the new Common stock. Accordingly, an additional 495,000 shares of common stock were issued to the Company's shareholders and the par value on the balance sheet was adjusted to reflect the shares issued. This non monetary transaction necessitated an increase in par value and a decrease in additional paid-in capital of $45,000. In December, 1995 an additional 2,500,000 shares of Common stock were sold.

NOTE 4: PURCHASE OF DAV-JEN

The purchase price of Dav-Jen was originally $3,500,000, subject to adjustment, if necessary upon completion of an audit of the Casino Airlink financial statements at May 31, 1996. The amount was payable in seven successive equal quarterly payments of $500,000 beginning June 3, 1996. Additional payments were due on the first day of September and December 1996 and March, June, September and December 1997. The outstanding balance was to bear interest at the rate of 8% per year commencing September 1, 1996. On June 3, the Company paid $500,000 to the former principal stockholder of Casino Airlink as the initial quarterly payment.

The audit of Casino Airlink for the five months ended May 31, 1996 required an adjustment (reduction) to the purchase price in the amount of $684,198. Accordingly, the scheduled quarterly payment for September 3, 1996 of $500,000 was canceled and the amount due at December 3, 1996 was reduced to $315,802.

In addition, the Company was to pay $2.50 for each passenger flying via Casino Airlink for a period of two years, in consideration for Mr. Schoen's guarantee of a Surety Bond owned by the Company, and the guarantee of the Company's credit card merchant account.

The allocation of the $3,500,000 purchase price, less the adjustment of $684,198 was as follows:

Non     compete     agreement$500,000Office     furniture     and
equipment200,000Customer
list700,000Trademark100,000Goodwill1,856,100

On December 6, 1996, the sales agreement was amended, retroactive to May 31, 1996. The outstanding debt was reduced to $745,000 payable over a 24 month period commencing on January 15, 1997 bearing interest at 10%. In addition the sellers received 1,700,000 shares of Series B Convertible preferred stock.

NOTE 5: PURCHASE OF RESER CORP.

The purchase price of ReSer Corp. was the net asset value of the Company at December 31, 1996 a total of $252,720 in excess of the net worth of the Company. This excess was accounted for as follows: Notes payable in the amount of $195,000 and the issuance of 156,000 shares of common stock, which were valued at $.37 per share, or $57,720.

In the event that the trading price of the Company's Common stock is less than $1.25 a share, on January 3, 1999, the Company is liable to pay the seller the amount of 156,000 shares multiplied by the difference of $1.25 and the actual selling price on that date. Therefore the Company is contingently liable for this difference.

NOTE 6: EMPLOYMENT CONTRACTS

On June 17, 1996 , the Company entered into employment contracts with certain key employees, as follows: Mr. William Forhan; President, $149,000 per annum. As an incentive bonus, Mr. Forhan is eligible to receive, 30 days after the Board of Directors approves interim financial statements for the last-ended fiscal quarter, a payment equal to five percent (5%) of the Company's pre-tax net income for the last-ended fiscal quarter for each fiscal quarter after December 31, 1996. Mr. Forhan's right to receive this incentive bonus will be offset by an equal percentage of pre-tax net losses, if any, realized from time to time.

Mr. James Muldowney; President of Casino Airlink, $150,000 per annum. Mr. Muldowney is also eligible to receive the same bonus as Mr. Forhan, above. However, Mr. Muldowney's rate of bonus is 2.5%.

As  part  of the amendment to the Purchase agreement, Mr.  Steven
Schoen's contract was amended and he will receive $125,000 a year for a five year consulting agreement, plus a 5% bonus of Casino
Airlink (Subsidiary) pre-tax income.

NOTE 7: 1996 STOCK OPTION PLAN

Effective December 27, 1996, the 1996 Stock Option Plan has been adopted to encourage stock ownership by directors and employees of Casino Airlink, Inc., in order to increase the proprietary interest in the success of the Company and to encourage them to provide future services to the Company.

On January 18, 1997, William Forhan was granted an incentive stock option to purchase up to 2,000,000 shares of Common stock at a price of $0.30 per share, the fair market value of the Company's stock at the date of grant. The expiration date of this grant is January 18, 2007.

In December, 1997, James Muldowney was granted an incentive stock option to purchase 400,000 shares of common stock at a price of $0.21 per share, the fair market value of the Company's stock at the date of grant. The expiration of this grant is December 29, 2008.

NOTE 8: CUMULATIVE EFFECT OF ACCOUNTING CHANGE

As of December 31, 1996, the Company had accrued $375,000 for federal excise taxes. During the six months ended June 30, 1997, it was determined that this amount was not due and an adjustment was made to correct the over accrual. This amount is reflected in the accompanying statement of operations as a cumulative effect of an accounting change.

NOTE  9:  MODIFICATION OF TERMS - CARRYING VALUE OF DEBT  EXCEEDS
FUTURE CASH PAYMENTS

On December 29, 1997, the Company modified the terms of its 10% Notes payable to the seller. The amount of debt at December 31, 1997 was $1,676,846 and the seller has agreed to accept $1,360,000 at the same 10% rate over the same period. Accordingly, the amount of the note has been reduced by $316,846 and an extraordinary gain of $316,846 ($0.05 a share) has been included in net income in 1997.

NOTE 10: SETTLEMENT OF EQUITY CLAIMS

During the year ended December 31, 1997, certain claims against the Company were settled by the issuance of Common stock. Under the terms of these settlements, 670,483 shares were issued in exchange of $160,901 in claims. The difference between the par value of $67,048 and the $160,901 in claims, or $93,852, was charged against income during the year.

Integrated Marketing Professionals, Inc.

Corporate & Shareholders' Information

GENERAL INFORMATION

Incorporation        Date10/31/96Original        State         of
incorporationMichiganCurrent State of IncorporationNevadaStandard & Poor's ListingYesMoody's OTC Industrial ListingNoFiscal Year End 12/31Annual Shar. Meeting DateFloatsIn Good StandingYes

TRADING & QUOTATION DATA

OTC Bulletin BoardSymbol "POKR"Bid Price$0.19Offer 12/31/97$0.21

REPORTING STATUS

1933 - Act Registration No1934 - Act RegistrationNo

BENEFIT AND OTHER PLANS

1996 Employee Stock Compensation Plan

1996 Stock Option Plan

TRANSFER AGENT

United Stock Transfer

13275 East Fremont Place, Suite 302

Englewood, Colorado 80112-3910

Tel.: (303) 792-3650 - Fax: (303) 792-3675

AUDITOR

Harvey Judkowitz, CPA

14281 SW 74 Terrace - Miami, FL 33183

Tel.: (305) 387-2968 - Fax: (305) 383-1559

OFFICERS

William ForhanChairman of the Board;

Chief Executive Officer

James Muldowney Director; Secretary/Treasurer;

President of Casino Airlink

IMPI  BOARD  OF DIRECTORS William Forhan Chairman of Board  James
Muldowney  Director Derek Lewin Director; James Ponder  Director;
VP  of  Target  Marketing, Jefferson Pilot Steve  York  Director;
President of Contract Professionals, Inc.

LEGAL COUNSEL Charles Pearlman, ATLAS PEARLMAN

TROP  &  BORKSON,  PA200  E. Las Olas  Blvd.,  Ste.  1900  -  Ft.
Lauderdale,  FL 33301 Tel.: (954) 763-1200 - Fax: (954)  766-7800
COMPANY ADDRESS

888 E. Las Olas Blvd., Ste. 700 - Ft. Lauderdale, FL 33301

Tel.: (954) 938-2500 - Fax: (954) 523-4820